As filed with the Securities and Exchange Commission on March 21, 2016

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

MARINE HARVEST ASA

(Exact name of registrant as specified in its charter)

Norway	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

P.O. Box 4102 Sandviken
5835 Bergen, Norway
Tel: +47 21 56 23 00
(Address of Principal Executive Offices)

Share Option Scheme
(Full title of the plan)

C T Corporation System

111 Eighth Avenue, 13th Floor

New York, New York 10011

(Name and Address of Agent For Service)

Tel: (212) 590-9070

(Telephone Number, Including Area Code, of Agent For Service)

Copy to:

James A. McDonald

Skadden, Arps, Slate, Meagher & Flom (UK) LLP

40 Bank Street

London E14 5DS

United Kingdom

Telephone: +44 207 519 7000

Facsimile: +44 207 519 7070

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price	Amount of registration fee(2)
Ordinary Shares, nominal value NOK 7.5 per share	400,000	$15.14	$6,056,000	$609.84

(1)         The amount of Ordinary Shares being registered with respect to the Share Option Scheme (the “Plan”) represents the estimated maximum aggregate amount issuable to Marine Harvest ASA’s (the “Registrant’s”) employees in the United States pursuant to such plan.

(2)         Estimated solely for purposes of calculating the registration fee. Pursuant to Rules 457(c) and 457(h) under the Securities Act of 1933 (the “Securities Act”), calculated on the basis of the average of the high and low prices of the American Depositary Shares of the Registrant, each representing one Ordinary Share, as reported on the New York Stock Exchange on March 16, 2016.

PART I.

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

All information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act and the Note to Part I of Form S-8.

PART II.

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed with or furnished to the Securities and Exchange Commission (the “Commission”) by the Registrant pursuant to the Securities Exchange Act of 1934 (the “Exchange Act”) are incorporated herein by reference:

(a) The Annual Report on Form 20-F filed with the Commission on April 29, 2015;

(b) Exhibit 99.1 of the Registrant’s Report of a Foreign Private Issuer on Form 6-K furnished to the Commission on February 17, 2016; and

(c) The description of the Registrant’s Ordinary Shares, nominal value NOK 7.5 per share, and the American Depositary Shares representing the Ordinary Shares, contained in the registration statement on Form 20-F, filed with the Commission on January 24, 2014, including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, and, to the extent designated therein, certain reports on Form 6-K we submit to the Commission after the date hereof, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that is or is deemed to be incorporated by reference herein modifies or supersedes such previous statement. Any statement so modified or superseded shall not be deemed to constitute a part of this Registration Statement, except as so modified or superseded.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Neither Norwegian law nor the Registrant’s articles of association contain any provision concerning indemnification by the Registrant of its board of directors.

The Registrant maintains insurance for the indemnification of its directors and officers against certain liabilities which they may incur in their capacities as such, including insurance against liabilities under the Securities Act.

The directors and the Chief Executive Officer of the Registrant can each be held liable for any damage they negligently or willfully cause to the Registrant. Norwegian law permits the general meeting of the Registrant to exempt any such person from liability, but the exemption is not binding if substantially correct and complete information was not provided at the general meeting when the decision was taken.

Item 7. Exemption from Registration Claimed.

Not Applicable.

Item 8. Exhibits.

The list of exhibits is set forth under “Index of Exhibits” at the end of this registration statement and is incorporated herein by reference.

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)   to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)  to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii)  to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto authorized, in the city of Bergen, Norway on March 21, 2016.

MARINE HARVEST ASA

By:	/s/ Ivan Vindheim
Name: Ivan Vindheim
Title: Chief Financial Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Alf-Helge Aarskog and Ivan Vindheim, and each of them singly, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution in each of them singly, for him and in his name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8 of Marine Harvest ASA, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Commission, granting to the attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in or about the premises, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his substitutes, may lawfully do or cause to be done by virtue hereof. This power of attorney may be executed in counterparts.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons, in the capacities indicated and on March 21, 2016.

Signature	Title

/s/ Alf-Helge Aarskog	Chief Executive Officer
Name: Alf-Helge Aarskog	(Principal Executive Officer)
Date: March 21, 2016

/s/ Ivan Vindheim	Chief Financial Officer
Name: Ivan Vindheim	(Principal Financial and Accounting Officer)
Date: March 21, 2016

/s/ Ole-Eirik Lerøy	Chairman of the Board
Name: Ole-Eirik Lerøy
Date: March 21, 2016

/s/ Leif Frode Onarheim	Vice Chairman of the Board
Name: Leif Frode Onarheim
Date: March 21, 2016

/s/ Ørjan Svanevik		Board Member
Name: Ørjan Svanevik
Date: March 21, 2016

/s/ Lisbet Nærø		Board Member
Name: Lisbet Nærø
Date: March 21, 2016

Board Member
Name: Stein Mathiesen
Date: March 21, 2016

/s/ Cecilie Fredriksen		Board Member
Name: Cecilie Fredriksen
Date: March 21, 2016

/s/ Heléne Vibbleus		Board Member
Name: Heléne Vibbleus
Date: March 21, 2016

/s/ Lars Eirik Hestnes		Board Member
Name: Lars Eirik Hestnes
Date: March 21, 2016

/s/ Kjellaug Samland		Board Member
Name: Kjellaug Samland
Date: March 21, 2016

/s/ Donald J. Puglisi		Puglisi & Associates
Name:	Donald J. Puglisi	Authorized Representative in the United States
Date:	March 21, 2016

INDEX OF EXHIBITS

Exhibit Number	Description

3.1	Articles of Association of Marine Harvest ASA (incorporated herein by reference to Exhibit 1.1 to the Registration Statement on Form 20-F (File No. 001-36275)

5.1	Opinion of Advokatfirmaet Wiersholm AS, regarding the validity of the securities being registered

23.1	Consent of Independent Registered Public Accounting Firm

24.1	Power of Attorney (included on the Signature Page of this Registration Statement)